Exhibit 99.1

GEORGE RISK INDUSTRIES, INC.

802 S. ELM ST., KIMBALL, NEBRASKA 69145-1599
TELEPHONE #: (308) 235-4645
FAX #: (308) 235-2609
E-MAIL: stephanie.risk-mcelroy@grisk.com
WEB SITE: www.grisk.com

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

FISCAL YEAR END 2024 AND ANNUAL DIVIDEND ANNOUCEMENT

KIMBALL, NE — AUGUST 14, 2024 — GEORGE RISK INDUSTRIES, INC., (KNOWN AS “GRI”) (OTCBB:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, concluded its fiscal year ending April 30, 2024 with a net profit of 34.72% of net sales. Net sales for the current fiscal year were $21,767,000, up 8.95% over the previous fiscal year. Net income for the year ended April 30, 2024 was $7,558,000, a 58.88% increase from the reported net income of $4,757,000 for the year ended April 30, 2023. Earnings per common share (“EPS”) for the years ended April 30, 2024 and 2023 was at $1.54 per share and $0.96 per share, respectively.

Material delays continue to impact our ongoing demand. We currently have open orders exceeding $1.3 million. From all accounts, with the volume of orders we receive daily with the variety of products, encompassing residential and commercial, indications point to a strong and growing economy. In talking with our distributors, they concur that business is very good, and that demand remains high. We are grateful for the alarm companies, integrators, OEMs and installers around the globe who put their trust in GRI security products and Labor Saving Device tools.

New product development includes explosion proof contacts which will be UL listed for hazardous locations. We are receiving several calls a week for this high security magnetic reed switch. Also in development are magnetic contacts which are listed under UL 634 Level 2. These sensors are for high security applications such as government buildings, military, nuclear facilities and financial institutions. Other projects include a small profile glass break detector and programmable temperature and humidity sensors with built-in hysteresis. An expansion of the GR3045 panic switches is in the works to include SPDT versions, latching and non-latching with LED indicator lights. A miniature profile overhead door contact based on the popular 4532 is also in development.

At George Risk Industries, Inc.’s latest Board of Directors meeting, which was held on July 25, 2024, a dividend of $1.00 per common share was declared. This is a $0.35 increase from the dividend that was paid last year. This dividend will be paid to stockholders of record as of September 30, 2024 and will be paid out by October 31, 2024.

George Risk Industries, Inc. is engaged in the design, manufacture and sale to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool access alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACT:

Stephanie M. Risk-McElroy, President/CEO/CFO

308-235-4645

800-523-1223